Exhibit 10.4

FIFTH AMENDMENT TO LEASE

THIS FIFTH AMENDMENT TO LEASE (the “FIFTH Amendment”) is made as of the 9th day of May by and between American Twine Limited Partnership, a Massachusetts limited partnership (the “Landlord”), having an address c/o Transatlantic Investment Management, Inc. 222 Third Street, Cambridge, Massachusetts and Variation Biotechnologies (US), Inc. (the “Tenant”), having an address at 222 Third Street, Cambridge, MA 02142.

WITTNESSTH THAT

WHEREAS, Landlord and Tenant are the current parties to that certain Lease dated May 31, 2012, as amended by the First Amendment dated June 28, 2013, the Second Amendment dated October 2, 2013, and the Third Amendment dated January 31, 2014, the Fourth Amendment dated August 7, 2014, (collectively, the “Lease, as amended”) with respect to approximately 2,359 rentable square feet, suite 2241, in the building located on the property known as 222 Third Street, Cambridge, Middlesex County, Massachusetts; and

WHEREAS, Landlord and Tenant desire to further amend the Lease, as amended, to extend the term and to make other changes to the Lease, as amended, as agreed to by the parties hereunder.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree to amend the Lease, as amended, as follows:

1.	The Effective Date of this Fifth Amendment shall be May 1, 2017.

2.	As of the Effective Date, Section 1.1 of the Lease, Term will be amended to extend the term by One (1) Year, terminating on April 30, 2018

3.	As of the Effective Date, Section 2.2 of the Lease, Term will be amended to add the following.

Provided the Tenant shall not be in default beyond the expiration of any applicable grace period of any of the terms or provisions of this Lease on Tenant’s part to be performed or observed, both as at the date of exercise of any such option and as at the commencement of any such extended Term, unless such default is waived by Landlord, the Tenant may, at its option, extend the Term for up to two periods of one (1) year each, by written notice to the Landlord given at least three (3) months prior to the expiration of the original or then extended Term. All of the terms and provisions of this Lease shall be applicable during any such extended Term, except such terms and provisions as relate to any Landlord Work (if any) and any option(s) to extend the Term which have then been seasonably exercised, and the rent to be paid during such extended Term period shall be as provided for in Section 1.1, as such provision may be amended upon written agreement of the parties.

4.	As of the Effective Date, Section 1.1 of the Lease, Annual Fixed Rent will be amended to the following:

5/1/2017 – 4/30/2018:	$143,899.00 ($61.00 /sf), $11,992.00/month

Extension Periods:

5/1/2018 – 4/30/2019:	$148,617.00 ($63.00 /sf), $12,385.00/month
5/1/2019 – 4/30/2020:	$150,976.00 ($64.00/sf), $12,581.00/month

5.	Tenant represents and warrants that Tenant has had no contact with any broker in connection with this Fifth Amendment to Lease. Landlord represents and warrants the Landlord has had no contact with any broker in connection with this Fifth Amendment. Landlord and Tenant will each indemnify and hold the other harmless in the event that any broker claims a commission from Landlord as a result of representing Tenant or from Tenant as a result of representing Landlord Except as expressly amended by this Fifth Amendment, all of the terms and conditions of the Lease, as amended, shall remain unchanged and in full force and effect.

IN WITNESS WHEREOF, the parties have caused this Fifth Amendment to be executed as of the date first above written.

LANDLORD:	AMERICAN TWINE LIMITED PARTNERSHIP

	By:	ATLP, Inc., its General Partner

	By:	/s/ Anthony Goschalk
Anthony Goschalk,
President

TENANT:	Variation Biotechnologies (US), Inc.

	By:	/s/ Jeff Baxter
	Name:	Jeff Baxter
	Title:	President and CEO